Exhibit 99.1

Chart Industries, Inc. Announces Proposed Public Offerings of Common Stock and Depositary Shares

Atlanta, Georgia – December 8, 2022—Chart Industries, Inc. (NYSE: GTLS) (“Chart”) announced today that, subject to market and other conditions, it has commenced concurrent offerings (together, the “Offerings”) of $600 million of common stock, par value $0.01 per share (“Common Stock”), and $300 million of depositary shares (“Depositary Shares”), each representing a 1/20th interest in a share of Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), each in a separate underwritten registered public offering. In addition, Chart expects to grant the underwriters in each respective offering a 30-day option to purchase up to an additional $90 million of Common Stock and up to an additional $45 million of Depositary Shares.

Chart intends to use the proceeds from the Offerings to fund in part the previously announced acquisition of Howden from affiliates of KPS Capital Partners, LP (the “Acquisition”) by reducing the amount of Series A Cumulative Participating Convertible Preferred Stock (“Series A Preferred Stock”) to be issued to Granite Holdings I B.V., a Dutch private limited liability company, under the equity purchase agreement in connection with the Acquisition.

Holders of the Depositary Shares will be entitled to a proportional fractional interest in the rights and preferences of the Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of a deposit agreement. Unless earlier converted, each share of the Preferred Stock will automatically convert on or around December 15, 2025 into a number of shares of Common Stock based on the applicable conversion rate, and each Depositary Share will automatically convert into a number of shares of Common Stock equal to a proportionate fractional interest in such shares of Common Stock. The conversion rates, dividend rate and other terms of the Preferred Stock will be determined at the time of pricing of the offering of the Depositary Shares. Currently, there is no public market for the Depositary Shares or the Preferred Stock. Chart intends to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “GTLS.PRB.”

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy Common Stock or Depositary Shares. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of Common Stock or Depositary Shares will be made only by means of a prospectus supplement relating to such Offerings and the accompanying base prospectus.

Morgan Stanley will act as lead joint book-running manager for the Offerings. J.P. Morgan and BofA Securities will also act as joint book-running managers for the Offerings. Chart has filed a registration statement (including a base prospectus and related preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the Offerings. Before you invest, you should read the applicable preliminary prospectus supplement, the accompanying prospectus and the other documents Chart has filed with the SEC for more complete information about Chart and the Offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Chart, the underwriters or any dealer participating in the Offerings will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request them by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by phone: 1-866-718-1649.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the securities offered in the Offerings, the timing of the Offerings and the anticipated use of proceeds therefrom, statements concerning Chart’s business plans, including anticipated acquisitions, future cost synergies and efficiency savings, objectives, future orders, revenue, margins, earnings, performance or outlook, business or industry trends and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “indicators”, “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to China, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities.

Contacts:

Greg Shewfelt

Vice President, Finance, Chart Industries, Inc.

678-865-9141

Greg.shewfelt@chartindustries.com

Joe Brinkman

Chief Financial Officer, Chart Industries, Inc.

952-243-8433

Joe.brinkman@chartindustries.com

Jill Evanko

President and CEO, Chart Industries, Inc.

630-418-9403

Jill.evanko@chartindustries.com

Contact for Treasury and Banking:

Chuck Corsillo,

Vice President, Treasury, Chart Industries, Inc.

216-225-2385

Chuck.corsillo@chartindustries.com